Use these links to rapidly review the document
Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material Pursuant to §240.14a-12

EnergySolutions, Inc. (Name of Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

(5)
Total fee paid:

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

Notice of 2008

Annual Meeting

and

Proxy Statement

EnergySolutions, Inc.

423 West 300 South, Suite 200
Salt Lake City, Utah 84101

May 23, 2008

Dear Stockholder,

You are invited to attend the 2008 Annual Meeting of Stockholders to be held at 1:00 p.m. local time on Monday, June 23, 2008, in New York, New York.

The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

R Steve Creamer
Chairman of the Board

Every stockholder's vote is important. If you do not plan to attend the Annual Meeting, please complete, sign, date and return your proxy form, or submit your vote or proxy by telephone or by Internet.

Notice of 2008 Annual Meeting of Stockholders

1:00 p.m., June 23, 2008

The Louis Room
New York Palace Hotel
455 Madison Avenue
New York, New York 10022

May 23, 2008

To the Stockholders:

EnergySolutions, Inc.'s 2008 Annual Meeting of Stockholders will be held in The Louis Room at the New York Palace Hotel, 455 Madison Avenue, New York, New York, on June 23, 2008, at 1:00 p.m. local time, to address all matters that may properly come before the Annual Meeting. Following a report on EnergySolutions' business operations, stockholders will vote on:

  (a)
  the election of directors for the ensuing year;

  (b)
  the ratification of the selection of the independent registered public accounting firm for 2008;

  (c)
  the approval of the proposed Executive Bonus Plan for senior officers; and

  (d)
  such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on May 9, 2008, will be entitled to vote at the meeting and any adjournments.

Val John Christensen
Secretary

Proxy Statement

EnergySolutions, Inc.

423 West 300 South, Suite 200
Salt Lake City, Utah 84101

This proxy statement is furnished in connection with the solicitation of proxies by EnergySolutions, Inc. (the "Company") on behalf of the Board of Directors for the 2008 Annual Meeting of Stockholders (the "Annual Meeting"). Distribution of this proxy statement and a proxy form to stockholders is scheduled to begin on or about May 23, 2008.

You can ensure that your shares are voted at the meeting by submitting your instructions by telephone or by Internet, or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Submitting your instructions or proxy by any of these methods will not affect your right to attend the Annual Meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation.

Election of Directors

At the 2008 Annual Meeting, 10 directors are to be elected to hold office until the 2009 Annual Meeting or until their successors have been elected and have qualified. The 10 nominees for election at the 2008 Annual Meeting are listed below with brief biographies. They are all current EnergySolutions directors. We are not aware of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may nominate as a substitute.

The following biographies of our directors include each person's service on our Board of Directors or on the board of managers of our predecessor, EnergySolutions, LLC.

R Steve Creamer. Mr. Creamer has been our Chief Executive Officer and a member of the Board of Directors since 2005 and became Chairman of the Board in November 2007. Mr. Creamer joined our predecessor, Envirocare of Utah, in 2005 as its Chief Executive Officer. Mr. Creamer began his career with the State of Utah as an engineer with the Department of Environmental Quality. From 1976 to 1991, he was the President of Creamer and Noble Engineers, a consulting engineering firm. From 1990 to 1997, he was the Chief Executive Officer and minority partner of ECDC Environmental, an industrial waste firm. In 1997, Mr. Creamer, Dr. Deju and Mr. Everest founded ISG Resources, Inc. after acquiring JTM Industries from Laidlaw. In 2002, Headwaters Incorporated acquired ISG and Mr. Creamer became an officer and board member of Headwaters Incorporated. In 2003, Mr. Creamer and Mr. Everest founded Western Pacific Group, a small private equity fund focused on making long-term investments in a wide cross section of companies. Mr. Creamer holds a B.S. degree in Civil & Environmental Engineering from Utah State University.

Alan E. Goldberg. Mr. Goldberg has served on our Board of Directors since 2005. Mr. Goldberg co-founded Lindsay Goldberg in 2001. Previously, he served as Chairman and Chief Executive Officer of Morgan Stanley Private Equity from February 1998 to January 2001. Mr. Goldberg spent a total of 22 years at Morgan Stanley, including his last 17 years at Morgan Stanley Private Equity, where, together with Robert D. Lindsay, he played an integral role in founding the business in 1984. Mr. Goldberg holds a B.A. in Philosophy and Economics from New York University, an M.B.A. from the New York University Graduate School of Business and a J.D. from Yeshiva University. Mr. Goldberg is a Director of the Smurfit Stone Corporation, FSB Global Holdings, Inc. (the parent of Fresh Start Bakeries, Inc.), FAPS Holdings, Inc., Maine Beverage Company, LLC, Keystone Foods Holdings LLC, PetroLogistics, LLC, Cap Rock Energy Corporation, Intermex Holdings, Inc., Brock Holdings, LLC, Brightstar Corp. and Rosetta LLC. He also serves as a Trustee of Yeshiva University.

Robert D. Lindsay. Mr. Lindsay has served on our Board of Directors since 2005. Mr. Lindsay co-founded Lindsay Goldberg in 2001. Previously, he was the Managing General Partner of Bessemer Holdings and, prior to joining Bessemer Holdings in 1991, he was a Managing Director at Morgan Stanley Private Equity, where, together with Alan E. Goldberg, he played an integral role in founding the business in 1984. Mr. Lindsay holds a B.A. in English and American Literature and Language from Harvard College and an M.B.A. from Stanford University. He is President and CEO of Bessemer Securities LLC as well as a director of The Bessemer Group, Incorporated and its subsidiary banks, including Bessemer Trust Company, N.A. Mr. Lindsay also serves as a Director of FSB Global Holdings, Inc. (the parent of Fresh Start Bakeries, Inc.), Pike Electric, Inc., FAPS Holdings, Inc., Maine Beverage Company, LLC, Keystone Foods Holdings LLC, PetroLogistics, LLC, Cap Rock Energy Corporation, Intermex Holdings, Inc., Brock Holdings, LLC, Bell Nursery Holdings LLC, Brightstar Corp. and Rosetta LLC. He also serves as a Trustee of the Cold Spring Harbor Biological Laboratory and St. Paul's School in Concord, New Hampshire.

Lance L. Hirt. Mr. Hirt has served on our Board of Directors since 2005 and served as Chairman of the Board until November 2007. Mr. Hirt is a partner at Lindsay Goldberg. Prior to joining Lindsay Goldberg in 2003, Mr. Hirt was a Managing Director at Morgan Stanley where he spent nine years in the mergers and acquisitions department advising a broad range of general industrial clients. Mr. Hirt began his career as a management consultant at Touche Ross & Co. and subsequently practiced law at Sullivan & Cromwell LLP in New York. Mr. Hirt graduated from Yeshiva College with a B.A. in Economics and received his M.B.A. and J.D. from Harvard University. He currently serves as a Director of Brock Holdings, LLC, Brightstar Corp. and PetroLogistics LLC. He also serves as a Trustee of Yeshiva University in New York City.

Robert J.S. Roriston. Mr. Roriston has served on our Board of Directors since our initial public offering in November 2007. Mr. Roriston is a partner at Lindsay Goldberg, which he joined in 2001. He worked at Bessemer Holdings from 1988 to 2001 and at KPMG Peat Marwick. Mr. Roriston is a Chartered Accountant, having graduated from the University of Witwatersrand with Bachelor of Commerce and Bachelor of Accounting degrees. Mr. Roriston is a Director of Pride Manufacturing Company LLC, and Maine Beverage Company, LLC. Mr. Roriston also serves as a Trustee at the Tilton School in Tilton, New Hampshire. He received his M.B.A. from The Wharton School at the University of Pennsylvania.

Andrew S. Weinberg. Mr. Weinberg has served on our Board of Directors since 2005. Mr. Weinberg is a principal at Lindsay Goldberg, which he joined in 2003. Prior thereto, he was an Associate at Goldman Sachs in the Principal Investment Area. Mr. Weinberg began his career at Morgan Stanley in the mergers and acquisitions department in New York and in the leveraged finance group in London. Mr. Weinberg earned his A.B. in Economics and History from Dartmouth College and an M.B.A. from Stanford University. He currently serves as a Director of Brock Holdings, LLC, Brightstar Corp., and PetroLogistics, LLC.

Jordan W. Clements. Mr. Clements has served on our Board of Directors since 2005. Mr. Clements has been the managing partner of Peterson Partners, a Salt Lake City-based private investment firm with over 30 principal investments, since its inception in 1995. Prior to co-founding Peterson Partners, Mr. Clements was a partner at Carr McClellan, a San Francisco Bay Area law firm, where he practiced corporate and business law, for approximately 13 years. His practice focused on building emerging companies in a broad range of industries. He has served on more than a dozen boards of directors of high growth businesses, including current service on Packsize, LLC. Mr. Clements is the founder of Children First Utah, a scholarship foundation for low income children. Mr. Clements received a B.A. in English and a J.D. from Brigham Young University.

E. Gail de Planque. Dr. de Planque has served on our Board of Directors since our initial public offering in November 2007. Dr. de Planque has been President of Strategy Matters, Inc. since March 2000 and a director of Energy Strategists Consultancy Limited since May 1999, each of which provides consulting services to the energy and nuclear industries. Dr. de Planque has more than 35 years of experience in nuclear physics and industry regulation and is a Fellow of the American Association for the Advancement of Science, a Fellow and past President of the American Nuclear Society and a member of the National Academy of Engineering. She also has served as a Commissioner with the Nuclear Regulatory Commission and a Director of the Department of Energy's Environmental Measurements Laboratory. Dr. de Planque is a Director of BHP Billiton PLC, BHP Billiton Limited and Landauer, Inc., as well as a member of the Board of Trustees of Northeast Utilities. Dr. de Planque was formerly a director of BNFL Plc and BNG America, Inc. Dr. de Planque received an A.B. cum laude in Mathematics from Immaculata University, an M.S. in Physics from the New Jersey Institute of Technology and a Ph.D. in Environmental Health Science from New York University.

David B. Winder. Mr. Winder has served on our Board of Directors since our initial public offering in November 2007. Mr. Winder was a certified public accountant with KPMG LLP, as an employee from 1963 to 1972 and as a partner from 1972 until his retirement in 1997. Since his retirement from KPMG, Mr. Winder was Executive Director, Department of Community and Economic Development for the State of Utah from March 1997 to April 2002 and Special Assistant to the Governor of the State of Utah from April 2002 to March 2004, where he was responsible for various projects following the Olympic Games in Salt Lake City. Since November 2002, Mr. Winder also has been a consultant to various for-profit and not-for-profit organizations. Mr. Winder is currently a director of Alsco, Inc., president of the board of directors and past chair of the audit and budget committee of the Utah Retirement Systems and Public Employees Health Program, and past president and current chair of the Utah chapter of the National Association of Corporate Directors (NACD). Mr. Winder received his A.B. in Social Sciences with great distinction from Stanford University.

J.I. "Chip" Everest, II. Mr. Everest has been our Vice Chairman and a member of the Board of Directors since July 2007. Mr. Everest served as our Executive Vice President and Chief Financial Officer from 2005 until August 2007. From 1989 to 1997, Mr. Everest was the Director of Finance and Corporate Development at USPCI, a Union Pacific Corporation hazardous waste company. He became Vice President, Finance at ECDC in 1992 after its acquisition by USPCI and Laidlaw Environmental. In 1997, Mr. Everest, Mr. Creamer and Dr. Raul Deju founded ISG Resources, Inc. after acquiring JTM Industries from Laidlaw. In 2002, Headwaters Incorporated acquired ISG and Mr. Everest became its Vice President of Corporate Development and Treasurer. In 2003 Mr. Everest and Mr. Creamer founded Western Pacific Group, a small private equity fund focused on making long-term investments in a wide cross section of companies and real estate. Mr. Everest holds a B.B.A. from Southern Methodist University and an M.B.A. from the University of Texas.

Corporate Governance

Governance Principles

Our Corporate Governance Guidelines and Principles are published in the Investor Relations section of EnergySolutions' website under Corporate Governance at www.energysolutions.com. This section of the website makes available all of EnergySolutions' corporate governance materials, including board committee charters. These materials are also available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines and Principles, committee charters and key practices as warranted.

Director Independence

ENV Holdings LLC controls more than 50% of our voting power. See "Information on Stock Ownership." As a result, we qualify as a "controlled company" as defined in Rule 303A.00 of the NYSE Listing Rules. Therefore, we are exempt from the requirements of the NYSE Listing Rules with respect to our board of directors consisting of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee and Nominating and Corporate Governance Committee. The controlled company exemption does not modify the independence requirements for the Audit Committee. The Board of Directors has determined that the following two directors satisfy the NYSE's definition of independent director: E. Gail de Planque and David B. Winder. The Board will elect another independent director prior to November 14, 2008, who will serve on the Audit Committee in place of Mr. Everest to comply with the NYSE's rules regarding Audit Committee member independence within one year of our initial public offering.

Code of Conduct

All directors, officers and employees of EnergySolutions must act ethically at all times and in accordance with the policies comprising EnergySolutions' Code of Business Conduct and Ethics, and Supplemental Code of Conduct for

the CEO and Senior Officers (where applicable) (collectively referred to herein as the "Codes"), both of which are published on EnergySolutions' website at www.energysolutions.com in the Corporate Governance section under Investor Relations and which are available in print to any stockholder upon request. Under the Board's Corporate Governance Guidelines and Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. Any and all amendments to the Codes will be published on EnergySolutions' website at the link previously listed. If an actual or potential conflict of interest arises for a director, the director will promptly inform the CEO and the Company's General Counsel. If a significant conflict exists and cannot be resolved, the director should resign. All directors are required to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Communicating Concerns to Directors

The Audit Committee has established procedures to enable anyone who has a concern about EnergySolutions' conduct or policies, or any employee who has a concern about the Company's accounting, internal accounting controls or auditing matters, to communicate that concern anonymously to the Audit Committee. Such communications are confidential and anonymous, and may be e-mailed, submitted in writing or reported by phone by using the services of an independent reporting services agency, SilentWhistle, at http:energysolutions.silentwhistle.com, or calling toll free 877-874-8416. All such communications are promptly reviewed by EnergySolutions' Director of Internal Audit and General Counsel, and any concerns relating to accounting, internal accounting controls, auditing or officer conduct are sent immediately to the chair of the Audit Committee. The summary of all reports received by SilentWhistle and their status is submitted to and reviewed with the Audit Committee at each regularly scheduled Audit Committee meeting. The Codes and the Company's policies and procedures, published in the Company's employee handbook, prohibit any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve any concern about the Company's or management's conduct or policies.

The Role of Consultants

The Compensation Committee has selected and directly retained the services of Hewitt Associates, an executive compensation consulting firm. No member of the Compensation Committee or any named executive officer has any affiliation with Hewitt. The Compensation Committee may periodically seek input from Hewitt on a range of external market factors, including evolving compensation trends, appropriate comparison companies and market survey data. Hewitt provides general observations on the Company's compensation programs, but it does not determine or recommend the amount or form of compensation for any executives. No member of the Company's executive management, including any named executive officer will have contact or communications with Hewitt unless specifically authorized and overseen by the Compensation Committee.

Consideration of Director Nominees

Stockholder Recommendations

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board as described below under "—Identifying and Evaluating Nominees for Director." In evaluating those recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under "—Director Qualifications" below. Any stockholder wishing to recommend a candidate for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing indicating the candidate's qualifications and other relevant biographical information and provide confirmation of the candidate's consent to serve as director. This information should be addressed to Val John Christensen, Secretary, EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101.

Director Qualifications

Our Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, at least annually. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Corporate

Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the Nominating and Corporate Governance Committee's perceptions about future issues and needs. However, while the Nominating and Corporate Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating and Corporate Governance Committee may consider, among other factors, diversity, age, skill, judgment, integrity, experience in the context of the needs of our Board, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise, high moral character and the absence of any potential conflicts with the Company's interests.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through various means, including current Board members, professional search firms, stockholders or other persons. Candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. If a stockholder properly recommends an individual to serve as a director to the Nominating and Corporate Governance Committee, all recommendations are aggregated and considered by the Nominating and Corporate Governance Committee at a meeting prior to the issuance of the proxy statement for the next Annual Meeting. Any materials provided by a stockholder in connection with the recommendation of a director candidate are forwarded to the Nominating and Corporate Governance Committee, which will consider the recommended candidate in light of the director qualifications discussed above. The Nominating and Corporate Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a stockholder. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Board of Directors and Committees

Our Board of Directors currently consists of 10 directors. Since the Company's initial public offering in November 2007 through the date of this proxy statement, the Board has held 3 meetings. No member attended fewer than 75% of the Board meetings or committee meetings on which the member serves. It is the Board's policy that the directors should attend our Annual Meeting of Stockholders absent exceptional cause.

The Board has adopted written charters for each of its four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Corporate Responsibilities Committee. Because we currently avail ourselves of the "controlled company" exception under the corporate governance rules of the NYSE, we do not have a majority of "independent directors" on our Board of Directors nor do we have a Compensation Committee or a Nominating and Corporate Governance Committee composed entirely of "independent directors" as defined under the rules of the NYSE. Further, pursuant to NYSE rules, our Audit Committee is not required to consist entirely of independent directors until November 14, 2008, one year after the Company's initial public offering.

Audit Committee.

We have an Audit Committee that has responsibility for, among other things: (1) overseeing management's maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices; (2) overseeing management's establishment and maintenance of processes to assure that an adequate system of internal control is functioning; (3) reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings; and (4) appointing and evaluating the independent registered accounting firm and considering and approving any non-audit services proposed to be performed by the independent registered accounting firm. Mr. Winder, Dr. de Planque and Mr. Everest serve on the Audit Committee, with Mr. Winder serving as the committee's chair and "financial expert," as that term is defined by the applicable SEC and NYSE rules. We will appoint a new independent member to our Audit Committee by November 14, 2008, to replace Mr. Everest so that all of our Audit Committee members will be independent as such term is defined under applicable SEC and NYSE rules. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Compensation Committee

We have a Compensation Committee that has responsibility for, among other things: (1) reviewing key employee compensation policies, plans and programs; (2) monitoring performance and compensation of our employee-directors, officers and other key employees; (3) preparing recommendations and periodic reports to the board of directors concerning these matters; and (4) administering the 2007 Equity Incentive Plan. Messrs. Hirt, Clements and Roriston serve on the Compensation Committee, with Mr. Hirt serving as the Committee Chair. The Compensation Committee, by resolution approved by a majority of the Compensation Committee, may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of one or more members of the Compensation Committee and such delegation is not otherwise inconsistent with law and applicable rules and regulations of the SEC and the NYSE.

The Compensation Committee's report begins on page 18. Additional information on the Compensation Committee's processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee

We have a Nominating and Corporate Governance Committee that has responsibility for, among other things: (1) recommending persons to be selected by the Board as nominees for election as directors and to fill any vacancies on the Board; (2) considering and recommending to the Board qualifications for the position of director and policies concerning the term of office of directors and the composition of the board; and (3) considering and recommending to the Board other actions relating to corporate governance. Dr. de Planque and Messrs. Weinberg and Winder serve on the Nominating and Corporate Governance Committee, with Dr. de Planque serving as the committee chair.

Corporate Responsibilities Committee

We have a Corporate Responsibilities Committee that has responsibility for, among other things: (i) assisting the Board in fulfilling its responsibilities to oversee and monitor the Company's policies, procedures and programs with respect to regulatory compliance, environmental, health and safety matters and other non-financial enterprise risk management matters; (ii) reviewing and monitoring the Company's support of charitable, civic, educational and philanthropic contributions and activities; and (iii) reviewing and taking action as appropriate concerning current and emerging strategic issues and trends relating to corporate citizenship and responsibility, including social, political and public policy that may have an impact on the Company's operations, financial performance or public image.

Compensation Discussion and Analysis

The goal of our named executive officer compensation program is the same as our goal for operating the Company—to create long-term value for our stockholders. To this end, we have designed and implemented our compensation programs for our named executives to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of salary and annual bonus, equity incentive compensation, a long-term performance program driven by the achievement of objective financial performance criteria, retirement and other benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive's contribution to the Company.

A.    EXECUTIVE SUMMARY

This section explains the executive compensation program of EnergySolutions, Inc. as it relates to the following "named executive officers:"

R Steve Creamer	Chief Executive Officer
Philip O. Strawbridge	Executive Vice President and Chief Financial Officer
J.I. Everest, II	Vice Chairman
Raul J. Deju	President and Chief Administrative Officer
Alan M. Parker	Executive Vice President and Chief Operating Officer

In 2005, Lindsay Goldberg & Bessemer L.P. ("Lindsay Goldberg"), Peterson Partners, L.P. ("Peterson Partners"), Creamer Investments, Inc. ("Creamer Investments"), and certain of our senior employees formed a limited liability company, ENV Holdings LLC ("ENV"). ENV acquired Envirocare of Utah, Inc., predecessor in interest to EnergySolutions, LLC, which thereafter acquired several enterprises engaged in the nuclear waste and nuclear fuel industries. The acquired companies now comprise the business operations of EnergySolutions, Inc. In late 2007, EnergySolutions, Inc. was formed and ENV converted its ownership of EnergySolutions, LLC into Company shares, selling a portion of its shares in the Company's initial public offering in November 2007 (the "IPO"). ENV currently owns approximately 62% of the Company's common stock and ENV's sole asset is its shares of Company common stock, other than cash which is used to pay for legal, accounting and other administrative expenses and to make tax distributions to certain members.

Prior to the IPO, each of the named executive officers was employed by EnergySolutions, LLC, 100% of whose equity was owned by ENV. In 2005 and 2006, the named executive officers acquired Membership Units or were granted Profit Interests in ENV pursuant to their individual Employment Agreements (defined below). "Membership Units" refers to the number of partnership units an individual owns in ENV, i.e., one Membership Unit is essentially the equivalent of one share of ownership in ENV. "Profit Interests" refers to ownership interests in ENV that entitle an individual only to a percentage of the future profits and future appreciation of ENV. The Profit Interests allocate a percentage of the cash distributions above certain cumulative cash distribution thresholds. Therefore, the aggregate economic ownership by each member varies based on the Company's stock price, which will determine if certain thresholds are met. While these Membership Units and Profit Interests are not directly convertible into common stock of the Company or any other equity security of the Company, it is likely that upon liquidation of ENV, the Company's stock could be distributed to holders of Membership Units and Profit Interests. The Board of Directors of the Company considered each of the named executive officer's current Membership Units and/or Profit Interests in ENV in determining the equity awards to be granted to each such executive officer at the time of the IPO.

Since the named executive officers hold significant Membership Units and/or Profit Interests in ENV and/or in entities above ENV whose only asset is ownership of ENV, their equity interests in the Company are substantial. The following table identifies each named executive officer's percentage equity ownership in ENV, including ownership in entities above ENV whose only asset is ownership in ENV, and the resulting percentage beneficial ownership of the Company's common stock:

Name	Equity Ownership in ENV (%)(1)(2)		Approximate Beneficial Ownership in Company Stock (%)(3)
R Steve Creamer	10.29	(4)	6.41
Philip O. Strawbridge	0.39		0.24
J.I. Everest, II	5.37	(4)	3.35
Raul J. Deju	0.68		0.42
Alan M. Parker	0.36		0.22
      (1)
      Percentage of equity interests in ENV calculated using the closing share price of the Company's common stock as of December 31, 2007, which was $26.99.
      (2)
      Includes beneficial ownership in entities whose only asset is ownership in ENV.
      (3)
      Calculated based on the number of common shares outstanding as of December 31, 2007.
      (4)
      Mr. Creamer's and Mr. Everest's Membership Units are held by Creamer Investments, Inc., of which Mr. Creamer owns 35%, Mr. Creamer's children own a total of 45%, and Mr. Everest owns 20%. Mr. Creamer's and Mr. Everest's Profit Interests are held in trust.

Due to their significant interest in ENV, the named executive officers have a large beneficial ownership in the Company which encourages them to drive performance of the Company and create stockholder value. The interests of the named executive officers are directly linked to how well the Company performs and, thus, are directly tied to stockholders' interests.

The components forming the Company's executive compensation program for the named executive officers consist of Membership Units and/or Profit Interests in ENV, equity awards ("Equity Awards") pursuant to the EnergySolutions, Inc. 2007 Equity Incentive Plan (the "2007 Plan"), other incentive compensation, and base salaries. Prior to the Company's IPO, compensation for the named executive officers was determined by the board of managers of EnergySolutions, LLC, the Company's predecessor, subject to an individual employment agreement with each named executive officer. For each year subsequent to 2007, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") will determine, subject to the Employment Agreements, the compensation for the named executive officers, including Equity Awards, if any, that each will be granted pursuant to the 2007 Plan and annual incentive compensation pursuant to the Company's Executive Bonus Plan, if approved by stockholders. At the time of this report, the only Equity Awards granted to the named executive officers have been non-qualified stock options (the "Option Grants") granted at the time of the IPO.

B.    EXECUTIVE COMPENSATION OBJECTIVES

The Company's goal for executive compensation is to attract and retain a talented, entrepreneurial and creative team of executives who will provide the leadership for the Company's growth and success in its dynamic, highly-specialized markets.

C.    EXECUTIVE COMPENSATION OVERVIEW

  1.
  Four Components

    The compensation program for the named executive officers consists of the following four components:

    •
    Membership Units and/or Profit Interests held in ENV;

    •
    Equity Awards issued pursuant to the 2007 Plan;

    •
    Other incentive compensation; and

    •
    Base salary.

    The named executive officers are also eligible to participate in the Company's health and welfare programs, 401(k) Plan, and other employee recognition programs on the same basis as other employees. Messrs. Creamer, Everest and Strawbridge were also paid an automobile allowance in fiscal 2007. These market competitive perquisites were provided as part of the negotiation to hire and retain these individuals in their current positions.

  2.
  Employment Agreements with Named Executive Officers

    The Company entered into the Employment Agreements to attract the named executive officers to their current positions and assure their continued employment to provide stability in executive management through the infancy and high-growth phase of the Company. Each agreement identifies a minimum base salary to be paid to the officer in each of the Company's fiscal years covered by the agreement and the maximum percentage of annual incentive compensation the officer is eligible to receive based on the Company's performance. The following table sets forth the base salary and maximum percentage of annual incentive compensation for 2007 allowed pursuant to each named executive officer's Employment Agreement, and the respective date of expiration:

Name	Base Salary ($)	Maximum Annual Incentive Compensation as a Percentage of Base Salary		Expiration Date
R Steve Creamer	500,000	200		1/31/2010
Philip O. Strawbridge	450,000	120		3/23/2009(1)
J.I. Everest, II	300,000	200		1/31/2010
Raul J. Deju	450,000	100	(2)	10/9/2009(1)
Alan M. Parker	450,000	120		11/14/2009(1)
    (1)
    In April 2008, the Compensation Committee approved an amendment to Messrs. Strawbridge's, Deju's and Parker's Employment Agreements to extend the term through December 31, 2011.
    (2)
    In April 2008, the Compensation Committee approved an amendment to Dr. Deju's Employment Agreement to increase the maximum percentage of base salary that could be paid as annual incentive compensation to 120%.

    As further incentive to attract and retain the named executive officers, each named executive officer's Employment Agreement provides that if his employment is terminated without cause or if he terminates his employment for good reason (as defined in his Employment Agreement), he will be entitled to receive his then current base salary for 12 months (other than Mr. Parker, who will receive his current base salary for 18 months and Mr. Strawbridge, who will receive his current base salary for 24 months), a pro-rata portion of his annual incentive compensation for the year of termination, and continued coverage for 12 months (18 months in the case of Mr. Parker and 24 months in the case of Mr. Strawbridge) under the Company's medical, dental and life insurance plans. Table 1.1 under "Executive Compensation" sets forth the base salary, incentive compensation, and other compensation paid to each named executive officer in 2007.

  3.
  CEO Compensation

    Mr. Creamer beneficially owns Membership Units and Profit Interests that equate to a beneficial ownership interest in the Company of approximately 6.4%, which incentivizes him to drive stockholder value and align his interests with those of stockholders. Mr. Creamer's compensation programs are designed to reward Mr. Creamer for excellent performance, recognizing Mr. Creamer's unique leadership in successfully acquiring and integrating multiple companies, orchestrating the Company's negotiation and execution of significant contractual relationships, and successfully completing the IPO in 2007.

D.    EXECUTIVE COMPENSATION PROGRAM DESIGN AND IMPLEMENTATION

  1.
  Compensation Committee Determines All Executive Compensation

    Prior to the IPO in November 2007, the board of managers of EnergySolutions, LLC determined the compensation for the named executive officers. Beginning with fiscal year 2008, the Compensation Committee, subject to the terms of each officer's Employment Agreement, will determine all compensation for the named executive officers.

    Beginning in 2009, the Compensation Committee will periodically conduct an evaluation of the performance of each named executive officer to determine if any changes in the officer's compensation are appropriate based on the considerations described below. The CEO will not participate in the Compensation Committee's deliberations or decision with regard to his own compensation. At the Compensation Committee's request, the CEO will review with the Compensation Committee the performance of the other four named executive officers, but no other named executive officer has any input into executive compensation decisions. The Compensation Committee will give considerable weight to the CEO's evaluation of the other named executive officers because of his direct knowledge of each officer's performance and contributions. For each officer, the Compensation Committee members will independently determine any adjustments to base salary, the incentive compensation, subject to the terms of the officer's Employment Agreement, and whether any Equity Awards should be made based on their collective assessment of the officer's performance as well as the Company's overall financial performance.

  2.
  The Important Role of Equity Holdings and Long-Term Equity Awards

    Overview.    As reflected in their substantial ownership through their holdings in ENV and Option Grants awarded at the IPO, the Compensation Committee believes that equity holdings and Equity Awards are the most effective way to attract and retain a strong executive team. As a result, executive compensation is heavily weighted toward equity ownership and long-term Equity Awards rather than cash compensation.

    In granting long-term Equity Awards, the Compensation Committee seeks to maximize their effectiveness in accomplishing the Company's compensation objectives while recognizing the Board's duty to the Company's stockholders to limit equity dilution. The Compensation Committee believes this balance has been achieved as follows:

    •
    The Named Executive Officers' Membership Units and Profit Interests in ENV Align Their Interests with the Interests of Stockholders.  ENV is the Company's largest and controlling stockholder. Other than cash used to pay expenses and taxes, ENV's only asset is the shares of Company common stock that it owns. The financial performance of the Company has a direct impact on the value of each named executive officer's Membership Units and/or Profit Interests in ENV, which creates an incentive on the part of each named executive officer to achieve strong financial performance that will increase the value of the Company's shares. Membership Units are owned and are not subject to a vesting period. Currently, 33 1/3% of Mr. Strawbridge's Profit Interests and 66 2/3% of Messrs. Deju's and Parker's Profit Interests, respectively, are unvested.

    •
    Option Grants Align Officers' Actions with Stockholder Interests.  The Company utilizes Equity Awards to ensure that the named executive officers have a continuing stake in the Company's long-term success and to align their interests with the interests of the Company's stockholders. Because the Option Grants were issued with an exercise price equal to the fair market value of the Company's common stock on the date of grant, the determination of which is discussed below, these options will have value to the named executive officers only if the market price of the Company's common stock increases after the grant date.

    In determining the number of Option Grants awarded to each named executive officer in 2007, the Compensation Committee considered the Company's performance against the strategic plan, individual performance against the individual's objectives, the individual's Membership Units and/or Profit Interests in ENV, and the recommendation of the Chief Executive Officer with respect to other members of management. Because of their substantial ownership interests in ENV, the Compensation Committee determined not to award Messrs. Creamer and Everest Option Grants in 2007.

    All Option Grants to the named executive officers and other employees were and will be granted with exercise prices equal to or exceeding the fair value of the Company's common stock on the grant date. The Company does not have any program, plan or practice that requires it to grant equity-based awards to the named executive officers on specified dates and the Company has not made grants of such awards that were timed to precede or follow the release or withholding of material non-public information. The Company does not have any equity security ownership guidelines or requirements for the named executive officers.

    •
    Long Vesting Intervals to Maximize Retention.  Since all unvested options are forfeited upon the named executive officer's termination of employment for any reason, the four-year vesting schedule of the Option Grants awarded to the named executive officers in 2007 is designed to incentivize the named executive officer to continue his employment at least through the vesting period. With the exception of a special Option Grant awarded to Philip Strawbridge pursuant to his Employment Agreement, which provided for the immediate vesting on the grant date of one-sixth of the Option Grant shares (the "Strawbridge Vested Options"), Option Grants to each of the named executive officers vest ratably on each anniversary of the grant date over a period of four years, with all shares becoming fully vested on the fourth anniversary of the grant date. Vesting the options over a four year period is intended to create a strong incentive for the named executive to continue his employment with the Company. Table 1.3 under Executive Compensation shows the number of options granted and grant dates of the Option Grants awarded to Messrs. Strawbridge, Deju and Parker.

    •
    Frequency and Size of Equity Awards.  The Compensation Committee will periodically review Option Grants previously awarded to the named executive officers and determine whether additional Option Grants should be awarded. To determine the size of any additional Option Grant awards, the Compensation Committee will first establish a target compensation value that it wants to deliver to the named executive officers through Equity Awards. In doing so, the Compensation Committee considers various factors, including the following:

    o
    The heavy weight placed on equity in the mix of total compensation
    o
    The officer's experience and performance
    o
    The scope, responsibility and business impact of the officer's position
    o
    The perceived retention value of the total compensation package in light of the competitive environment

      Once the target value has been established, the Compensation Committee will determine the number of shares by reference to the current fair market value of the Company's common stock.

    •
    Limited Acceleration of Option Vesting.  In the event of a Change in Control, the unvested portion of the named executives Option Grants will vest immediately. This acceleration of vesting encourages the executives to support a successful change in control, while easing the administrative burden of converting outstanding awards to the new Company stock. This is the only circumstance where the vesting of Option Grants will be accelerated.

  3.
  The Role of Cash Compensation

    Base Salaries.    The Compensation Committee believes that base salaries are less important than incentive compensation and Equity Awards in meeting the Company's compensation objectives. Base salaries are a market competitive practice that is used to compensate the named executives for services rendered during the fiscal year. No named executive officer's base salary was increased in 2007, except for Mr. Strawbridge, whose base salary was increased upon his acceptance of the position of Chief Financial Officer. The increased base salary for Mr. Strawbridge was based on the increase in responsibilities in his role, market competitive practices, and internal equity considerations.

    Incentive Compensation.    In fiscal 2007 prior to the IPO, the Board approved discretionary incentive payments to Messrs. Everest, Strawbridge, Deju and Parker to compensate them for their success in, among other things, acquiring and merging several entities important to the long-term strategy of the Company. In addition to the discretionary incentive payments described above, the Company paid Messrs. Creamer and Everest the one-time, lump-sum contractual payments of $2,344,000 and $2,051,000, respectively, as consideration for their agreement to terminate their participation in the Excess Performance Bonus Pool previously set forth in their Employment Agreements. These incentive payments are reflected in Table 1.1 under Executive Compensation. No additional incentive compensation for 2007 was paid to the named executive officers since the IPO.

    Going forward, the Compensation Committee intends to pay future incentive compensation pursuant to the Executive Bonus Plan (the "Bonus Plan"), which is being presented for the approval of the stockholders of the Company at the Annual Meeting and would authorize the Compensation Committee to issue plan-based cash incentive awards to compensate officers for achieving specific financial objectives that are established by the Compensation Committee. The Compensation Committee believes that incentive compensation aligns the officer's interests with those of the Company's stockholders and is an important component of executive compensation, as reflected by the following:

    •
    Payment of incentive compensation would be determined based on attainment of specific written performance goals approved by the Compensation Committee and the Board of Directors.

    •
    The performance goals would generally be based upon the Company achieving a specified EBITDA (earnings before interest, taxes, depreciation and amortization) target, but may include other criteria such as net income, operating income, earnings per share of the Company's common stock, book value per share of the Company's common stock, and return on stockholders' equity.

    •
    Officers would not receive 100% of their incentive compensation if the Company's target goals are not met, as shown in the table below.

    •
    Officers would be eligible for above target opportunities should the Company exceed its target performance goals.

    At the end of the year, the Compensation Committee would determine the amount of the incentive compensation to be paid to each officer by comparing actual results to the performance goals. The Compensation Committee may adjust the amount paid to any individual based on the officer's overall performance or unique and specific events that may have occurred during the year as described in the Bonus Plan. The Bonus Plan will not provide for the adjustment or recovery of an award paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller or larger award.

    Pursuant to the Bonus Plan, the Compensation Committee expects to establish an EBITDA or adjusted EBITDA performance goal for fiscal 2008, which will entitle each of the named executive officers to receive incentive compensation equal to a percentage of base salary as set forth in the following table:

	EBITDA Performance for Fiscal Year (payout as a % of base salary)
Name	Threshold (%)	Target (%)	Maximum (%)
R Steve Creamer	25	100	200
Philip O. Strawbridge	20	80	120
J.I. Everest, II	25	100	200
Raul A. Deju	20	80	120
Alan M. Parker	20	80	120

    The incentive compensation payable to the named executive officer will be interpolated for actual EBITDA between threshold and target or between target and maximum. If the Company fails to achieve the threshold of the 2008 EBITDA performance goal, the named executive officers will receive no incentive compensation under the Bonus Plan. There is considerable risk that payments will not be made at all or will be made at less than 100%. The uncertainty of meeting target goals ensures that any payments under the Bonus Plan are truly performance-based, consistent with the Committee's objectives.

  4.
  The Role of Peer Groups, Surveys and Benchmarking

    The Compensation Committee may review compensation practices of peer companies to determine whether the Company's total compensation for the named executive officers is within a reasonably competitive range. The Committee, however, does not attempt to set compensation components to meet specific benchmarks, such as salaries "above the median" or equity compensation "at the 75th percentile." Furthermore, the Compensation Committee believes that excessive reliance on compensation surveys is detrimental to stockholder interests because it can result in compensation that is unrelated to the value delivered by the named executive officers.

  5.
  Tax and Accounting Considerations

    Tax Deductibility of Compensation Expense.    Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation to certain officers that may be deducted by the Company as a business expense in any tax year unless, among other things, the compensation is performance-based and has been approved by the stockholders. The Compensation Committee has proposed to stockholders in this proxy statement to approve the Bonus Plan, whereupon it will qualify as performance-based compensation under Section 162(m).

    Accounting Considerations.    The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation as expenses in the amounts paid, or to be paid, to the named executive officers. Accounting rules also required the Company to record an expense in its financial statements for Profit Interests in ENV and Equity Awards, even though Profit Interests in ENV and Equity Awards are not paid as cash to employees. The accounting expense of Membership Units and Profit Interests in ENV and Equity Awards to employees is calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-Based Payment. The Compensation Committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

E.    FISCAL 2008 COMPENSATION DECISIONS

  1.
  Salary Changes

    The Employment Agreements of all named executive officers were amended to provide a cost-of-living increase in the event the Company grants a cost-of-living increase to employees of the Company generally. In 2008, each of the named executive officers received a cost-of-living adjustment to base salary equal to 3.5% of the officer's base salary.

  2.
  Changes to Incentive Compensation

    In April 2008, Dr. Deju's Employment Agreement was amended to increase the maximum percentage of base salary that he could be paid as incentive compensation from 100% to 120% based on market competitive practices and internal equity considerations.

  3.
  Extensions to Employment Agreements

    In April 2008, the Compensation Committee approved an amendment to Messrs. Strawbridge's, Deju's and Parker's Employment Agreements to extend the term through December 31, 2011.

Executive Compensation

Table 1.1 Summary Compensation

The following table sets forth the compensation paid to the named executive officers in 2007 in the forms of base salary, Membership Units and/or Profit Interests in ENV, incentive compensation, Equity Awards and other compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
R Steve Creamer Chief Executive Officer	2007	500,000	2,344,000	(3)	735,751	—	—	19,750	(4)	3,599,501
Philip O. Strawbridge Chief Financial Officer	2007	421,569	117,000		35,000	614,652	—	18,583	(5)	1,206,804
J.I. Everest, II Vice Chairman	2007	300,000	2,171,000	(6)	367,998	—	—	19,750	(7)	2,858,748
Raul A. Deju President	2007	450,000	208,985		143,472	48,363	—	5,372	(8)	856,192
Alan M. Parker Chief Operating Officer	2007	450,000	180,000		114,132	96,726	—	4,769	(9)	845,627

(1) The amounts reported in this column reflect the aggregate dollar amounts recognized for Membership Units and/or Profit Interests in ENV for financial statement reporting purposes (disregarding any estimate of forfeitures related to service-based vesting conditions) for fiscal year 2007, in accordance with SFAS No. 123R.
(2) The amounts reported in this column reflect the aggregate dollar amounts recognized for Option Grants for financial statement reporting purposes (disregarding any estimate of forfeitures related to service-based vesting conditions) for fiscal year 2007, in accordance with SFAS No. 123R. Detailed information about the amount recognized for specific awards is reported in the table under "Outstanding Equity Awards at Fiscal Year-End" below. For a discussion of the assumptions and methodologies used to value the stock awards reported in this table, please see the discussion of Option Grants contained in Part II Item 8, "Financial Statements and Supplementary Data" of the Company's Annual Report on Form 10-K in Notes to Consolidated Financial Statements at Note 14, "Equity-Based Compensation."
(3) This amount reflects the one-time, lump-sum contractual payment to Mr. Creamer in consideration of his agreement to terminate the Excess Performance Bonus previously set forth in his Employment Agreement.
(4) This amount reflects a car allowance of $12,000 and the Company's matching contributions to Mr. Creamer's account under its 401(k) plan of $7,750.
(5) This amount reflects a car allowance of $12,000 and the Company's matching contributions to Mr. Strawbridge's account under its 401(k) plan of $6,583.
(6) This amount reflects the one-time, lump-sum contractual payment to Mr. Everest of $2,051,000 in consideration of his agreement to terminate the Excess Performance Bonus previously set forth in his Employment Agreement, and a discretionary bonus of $120,000.
(7) This amount reflects a car allowance of $12,000 and the Company's matching contributions to Mr. Everest's account under its 401(k) plan of $7,750.
(8) This amount reflects the Company's matching contributions to Dr. Deju's account under its 401(k) plan of $5,372.
(9) This amount reflects the Company's matching contributions to Mr. Parker's account under its 401(k) plan of $4,769.

Table 1.2 Grants of Plan-Based Awards

The following table sets forth the option grants made to the named executive officers in 2007:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise of Base Price or Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)
R. Steve Creamer	—	—	—	—
Philip O. Strawbridge	11/14/2007	522,000	23.00	3,593,809
J.I. Everest, II	—	—	—	—
Raul A. Deju	11/14/2007	217,500	23.00	1,547,614
Alan M. Parker	11/14/2007	435,000	23.00	3,095,228

Table 1.3 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2007, including the vesting dates for the portions of these awards that had not vested as of that date.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
R Steve Creamer	—	—	—	—	—
Philip O. Strawbridge	11/14/2007	87,000	435,000	$23.00	11/14/2012
J.I. Everest, II	—	—	—	—	—
Raul A. Deju	11/14/2007	—	217,500	$23.00	11/14/2012
Alan M. Parker	11/14/2007	—	435,000	$23.00	11/14/2012

(1) Twenty-five percent of all Option Grants (25% of the unvested Option Grants in the case of Mr. Strawbridge) vest each year over a four-year period.

Potential Payments upon Termination or Change in Control

  1.
  Severance

    Each named executive officer's employment agreement provides for the following payments upon termination of employment:

    Termination by the Company without Cause or by the Officer for Good Reason. If the Company terminates the officer's employment without Cause (as defined in the Employment Agreements), or the officer terminates his employment for Good Reason (as defined in the Employment Agreements), the officer will receive payment of (a) all monies earned or due through the date of termination ("Accrued Obligations"), (b) a pro-rated incentive compensation payment, (c) base salary for a period of 12 months (18 months in the case of Mr. Parker and 24 months in the case of Mr. Strawbridge), and (d) subject to the Consolidated Omnibus Budget Reconciliation Act, continuation of medical, dental and life insurance coverage existing at the time of termination for 12 months (18 months in the case of Mr. Parker and 24 months in the case of Mr. Strawbridge).

    Termination upon Death or Permanent Disability. In the event of the officer's death or permanent disability, the officer or the officer's heirs, executors, administrators or other legal representatives (as the case may be) will receive a payment of (a) all Accrued Obligations, plus (b) a pro-rated incentive compensation payment.

    Termination by the Company for Cause. If the officer's employment is terminated for Cause (as defined in the Employment Agreements), the officer will receive payment of all Accrued Obligations.

    Termination by the Officer. If the officer voluntarily terminates his employment, excluding a termination for Good Reason (as defined in the Employment Agreements), the officer will receive payment of all Accrued Obligations.

    Under termination of the officer's employment for any reason, payment of any amount other than Accrued Obligations is dependent upon the officer (or his heirs as the case may be) executing a general release in favor of the Company.

    Change in Control. The Employment Agreements do not provide for any payments upon a change in control. However, the accelerated vesting of Profit Interests and Option Grants does occur upon a Change in Control (as defined in the 2007 Plan) as discussed in Section 2 below.

    The following table sets forth the severance payment and the value of continued insurance coverage in the event each named executive officer's employment was terminated on December 31, 2007 by the Company without Cause (as defined in the Employment Agreements) or by the officer for Good Reason (as defined in the Employment Agreements):

Name	Severance Payment ($)	Value of Continued Insurance Coverage ($)
R Steve Creamer	500,000	14,272
Philip O. Strawbridge	900,000	28,545
J.I. Everest, II	300,000	18,646
Raul A. Deju	450,000	18,646
Alan M. Parker	675,000	21,408
  2.
  Acceleration of Unvested Profit Interests in ENV and Option Grants

    All unvested Option Grants are forfeited upon termination of a named executive officer's employment for any reason. All unvested Profit Interests are immediately vested upon termination of a named executive officer's employment for any reason other than for "cause" as that term is defined in ENV's limited liability operating agreement. In the event of a Change of Control (as defined in the 2007 Plan) all unvested Profit Interests and options become immediately vested. The following table identifies the value of the unvested Profit Interests and Option Grants to Messrs. Strawbridge, Deju and Parker as of December 31, 2007:

Name	Number of Securities Underlying Unvested Options (#)	Value of Unvested Options ($)(1)	Value of Unvested Profit Interests ($)(2)
Philip O. Strawbridge	435,000	1,735,650	3,595,883
Raul A. Deju	217,500	867,825	6,722,745
Alan M. Parker	435,000	1,735,650	3,560,056
        (1)
        Value is calculated as the difference between the closing stock price of $26.99 on December 31, 2007 and the exercise price of $23.00 per share, times the number of options granted.
        (2)
        Value is calculated based on the closing stock price as of December 31, 2007, which was $26.99.

Compensation Committee Interlocks and Insider Participation

During 2007, Messrs. Hirt, Clements and Roriston served on our Compensation Committee. None of them was an officer or employee of the Company in 2007 or any time prior thereto. During 2007, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board of Directors or Compensation Committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement for its 2008 Annual Meeting of Stockholders, to be filed with the SEC. This report is provided by the following directors, who comprise the committee:

Lance L. Hirt, Committee Chair
Jordan W. Clements
Robert J.S. Roriston

Non-management Directors' Compensation

The Compensation Committee has the responsibility for reviewing and recommending to the Board compensation and benefits for "non-management directors." Non-management directors are those directors who are not executive officers of EnergySolutions or its affiliates. Accordingly, Dr. de Planque and Mr. Winder are regarded as non-management directors.

Pursuant to its charter, the Compensation Committee conducts an annual review of non-management director compensation and recommends any changes to the Board of Directors for the Board's consideration. The Compensation Committee determined not to recommend to the Board any changes to our non-management director compensation in 2007.

The current compensation and benefit program for non-management directors has been in effect since the Company's initial public offering in November 2007, and is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of EnergySolutions' size and scope; compensation should align directors' interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. The table below on non-management directors' compensation includes the following compensation elements:

Cash Compensation

Each non-management director is paid annual cash compensation of $50,000, with $12,500 being paid each fiscal quarter. Non-management directors were paid $15,000 in cash compensation for 2007, representing the fourth quarter payment and committee fees following their election to the Board in conjunction with the Company's initial public offering in November 2007.

Equity Compensation

Upon election and each year thereafter for so long as the director continues to serve, each non-management director is granted shares of the Company's common stock having a value of $75,000 on the grant date pursuant to a restricted share purchase agreement. Restricted shares vest over three years. Any unvested restricted shares immediately and automatically vest:

  (i)
  if the director is not reelected to the Board following the expiration of any term of office for which the director is elected;

  (ii)
  if the director is involuntarily removed from the Board for any reason other than the director (a) having been convicted of, or pleading guilty or nolo contendere to, any felony; (b) having engaged in any gross or willful misconduct, including the commission of any fraud, or (c) having perpetrated any fraud against the Company or any third party;

  (iii)
  if the director dies or because of sickness or disability is no longer able to complete a term of office for which director has been elected;

  (iv)
  if the director is at least 60 years of age and elects to resign from the Board or not stand for reelection; or

  (v)
  upon a Change of Control (as defined in the 2007 Plan).

Committee Meeting Compensation.

Each non-management director who chairs a committee is paid an additional $10,000 for each year he or she chairs a committee, and each non-management director who serves on a committee is paid $1,250 for each committee meeting attended.

The following table presents information regarding the compensation paid for fiscal year 2007 to non-management directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
E. Gail de Planque	15,000	3,125	0	18,125
David B. Winder	15,000	3,125	0	18,125

(1)
The amounts reported in this column reflect the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes (disregarding any estimate of forfeitures related to service-based vesting conditions) for fiscal year 2007 in accordance with SFAS No. 123R. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Part II Item 8, "Financial Statements and Supplementary Data" of the Company's Form 10-K in Notes to Consolidated Financial Statements at Note 14, "Equity-Based Compensation."

The following table presents the number of unvested stock awards held by each of the non-management directors as of December 31, 2007.

Director	Number of Unvested Shares of Restricted Stock as of December 31, 2007
E. Gail de Planque	3,261
David B. Winder	3,261

No Other Compensation.

Non-management directors do not receive any non-equity incentive compensation and are not entitled to participate in or receive compensation from the Company's employee benefit programs.

Stock Ownership Requirement.

So long as a director serves on the Board of Directors of the Company, he or she shall continue to retain the ownership of and shall not sell, assign, transfer or pledge any of the restricted shares granted to the director during the first two years of his or her service on the Board of Directors.

Insurance.

EnergySolutions provides liability insurance for its directors and officers. National Union Fire Insurance Company of Pittsburgh, Pennsylvania is the principal underwriter of the current coverage, which extends until November 2008. The annual cost of this coverage is approximately $1.175 million.

Meetings of Non-Management and Independent Directors.

Our Corporate Governance Guidelines and Principles provide that the non-management directors will meet without management present no less frequently than four times per year. Additionally, if any of the non-management directors do not qualify as an "independent director" as set forth in the Corporate Governance Guidelines and Principles, at least two additional executive sessions are held annually, attended only by independent directors. The non-management and independent directors may meet without management present at such other times as determined by the non-management and independent directors.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2007, concerning shares of common stock authorized for issuance under all of the Company's equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by stockholders	5,851,382	(2)	$23.00	4,588,618
Equity compensation plans not approved by stockholders (3)	—		—	—
Total equity compensation plans	5,851,382		$23.00	4,588,618
  (1)
  Excludes shares to be issued upon the exercise of outstanding options, warrants and rights.
  (2)
  This number includes the grant of 6,522 restricted shares.
  (3)
  The Company currently has no equity compensation plans that have not been approved by stockholders.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our common stock of each of our directors, named executive officers, ENV Holdings, LLC, the Company's largest and controlling stockholder, and all directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 88,303,500 shares of common stock outstanding as of March 31, 2008. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2008 are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. In addition, any Membership Units and/or Profit Interests of our management in ENV Holdings LLC that vest within 60 days of the date of this proxy statement are deemed to be outstanding and beneficially owned by the person holding such Membership Units and/or Profit Interests for the purpose of computing the percentage ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated otherwise, the address of each individual listed in the table is c/o EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101.

Shares Beneficially Owned As of March 31, 2008
Name and Address of Beneficial Owner	Number of Shares	Percentage
ENV Holdings LLC (1)	55,003,500	62.3%
R Steve Creamer (2)(3)	—	—
J.I. Everest, II (3)	—	—
Raul A. Deju	—	—
Alan M. Parker	—	—
Philip O. Strawbridge (4)	87,000	*
Jordan W. Clements (1)(2)	—	—
Alan E. Goldberg (1)(2)	—	—
Lance L. Hirt (2)(5)	—	—
Robert D. Lindsay (1)(2)	—	—
Andrew S. Weinberg (2)(5)	—	—
E. Gail de Planque (6)	3,261	*
Robert J.S. Roriston (5)	—	—
David B. Winder (6)	3,261	*
All directors and named executive officers as a group (13 persons)	93,522	*

*
Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)
All of the members' interests in ENV Holdings LLC are owned either by affiliates of Lindsay Goldberg, Peterson Partners and Creamer Investments, or by our senior employees. Lindsay Goldberg has sole voting power and investment power with respect to shares of our common stock owned by ENV Holdings LLC. Additional information with respect to ENV Holdings LLC and its material relationship with us is provided under "Certain Relationships and Related Party Transactions." Messrs. Goldberg and Lindsay have dispositive voting or investment control over the entities or funds affiliated with Lindsay Goldberg that control ENV Holdings LLC.

The percentage of economic interest in the Company held by each of Lindsay Goldberg, Peterson Partners and Creamer Investments or our senior employees, as a result of their interests in ENV Holdings LLC, depends on the value of the Company at any particular time. Based on the share price of $22.94 on March 31, 2008, and assuming a sale or liquidation of the Company at an implied equity valuation based on such price, LGB ENV LLC, an affiliate of Lindsay Goldberg, Peterson Partners and members of management hold 69.4%, 5.6% and 25.0%, respectively, of the economic interest in ENV Holdings LLC. Messrs. Goldberg and Lindsay, through intermediate entities, indirectly have shared control over Lindsay Goldberg. Messrs. Goldberg and Lindsay expressly disclaim beneficial ownership of the shares of our common stock held by ENV Holdings LLC through LGB ENV LLC, except with respect to the shares in which such individual holds a pecuniary interest. The address for Lindsay Goldberg and for Messrs. Goldberg and Lindsay is c/o Lindsay Goldberg, 630 Fifth Avenue, 30th Floor, New York, NY 10111. Mr. Clements, through intermediate entities, indirectly has shared control over Peterson Partners. Mr. Clements expressly disclaims beneficial ownership of the shares of our common stock held by ENV Holdings LLC through such intermediate entities, except with respect to the shares in which such individual holds a pecuniary interest. The address for Peterson Partners and for Mr. Clements is c/o Peterson Partners, 2825 East Cottonwood Parkway, Suite 400, Salt Lake City, UT 84121. The address for Creamer Investments is c/o EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101.
(2)
Each of the noted directors is a member of the board of managers of ENV Holdings LLC, and, therefore, may be deemed to beneficially own all the shares of common stock held of record by ENV Holdings LLC. Each of our directors disclaims beneficial ownership of such common stock (except to the extent of any pecuniary interest therein) as the result of his membership on the board of managers of ENV Holdings LLC.
(3)
Each of Messrs. Creamer and Everest is a stockholder of Creamer Investments, Inc. Mr. Creamer beneficially owns 35% of the common stock of Creamer Investments, and Mr. Everest beneficially owns 20% of the common stock of Creamer Investments. In addition to their interests in the Company through Creamer Investments, Inc., Messrs. Creamer and Everest also hold, based on the share price of $22.94 on March 31, 2008, 8.6% and 4.9%, respectively, of the economic interest in ENV Holdings LLC, directly or indirectly.

(4)
Includes shares of common stock issuable upon the exercise of vested stock options.
(5)
By virtue of their affiliation with Lindsay Goldberg, an affiliate of ENV Holdings LLC, each of Messrs. Hirt, Roriston and Weinberg may be deemed to have or share beneficial ownership of all the shares of common stock held of record by ENV Holdings LLC. Each of Messrs. Hirt, Roriston and Weinberg expressly disclaims beneficial ownership of the shares of our common stock held of record by ENV Holdings LLC, except with respect to the shares in which such individual holds a pecuniary interest.
(6)
Shares granted pursuant to a restricted share agreement.

Certain Relationships and Related Person Transactions

Set forth below is a description of certain relationships and related party transactions between the Company and our directors, executive officers and holders of more than 5% of our voting securities. We believe that all of the following transactions were executed with terms as favorable as could have been obtained from unaffiliated third parties. However, our interests may conflict with those of Lindsay Goldberg, Peterson Partners and Creamer Investments with respect to our past and ongoing business relationships, and because of Lindsay Goldberg's, Peterson Partners' and Creamer Investments' controlling ownership in the Company, we may not be able to resolve these conflicts on terms commensurate with those possible in arms-length transactions.

LLC Agreement

Prior to our initial public offering, our operations were governed by the limited liability company operating agreement of EnergySolutions, LLC (the "LLC Agreement"). Under the LLC Agreement, ENV Holdings LLC was our sole member and owned all of the outstanding membership interests. Our parent created a board of managers of six persons to manage the Company and our business affairs, and our parent had sole authority to designate each of the members of the board of managers. The LLC Agreement was terminated in connection with the completion of our initial public offering on November 20, 2007.

Distributions were made by us to our parent at such times and in such amounts as were determined in our parent's sole discretion. During the years ended December 31, 2007 and 2006 and the eleven months ended December 31, 2005 we made distributions of $9.0 million, $4.7 million and $327.0 million, respectively, to ENV Holdings LLC.

Included in prepaid expenses and other current assets as of December 31, 2007 is a receivable from ENV Holdings LLC of $1.0 million.

Advisory Services Agreements

On January 31, 2005, we entered into three separate advisory service agreements with Goldberg Lindsay & Co. LLC ("Goldberg Lindsay"), an affiliate of Lindsay Goldberg, Peterson Capital Inc. ("Peterson Capital"), an affiliate of Peterson Partners, and Creamer Investments, Inc. ("Creamer Investments"), an affiliate of our Chief Executive Officer, R Steve Creamer, and our Vice Chairman, J.I. Everest, II. Each advisory services agreement includes indemnification provisions by us in favor of ENV Holdings and its affiliates. Pursuant to these respective advisory services agreements, Goldberg Lindsay, Peterson Capital and Creamer Investments each agreed to provide us with financial advisory, monitoring and oversight services.

We incurred fees to Goldberg Lindsay of $2.0 million for management advisory services for each of the years ended December 31, 2007 and 2006 and $1.8 million for the eleven months ended December 31, 2005. We incurred fees to Peterson Capital of $350,000 for management advisory services for each of the years ended December 31, 2007 and 2006 and $321,000 for the eleven months ended December 31, 2005. We incurred fees to Creamer Investments of $100,000 for management advisory services for each of the years ended December 31, 2007 and 2006 and $92,000 for the eleven months ended December 31, 2005. These advisory service agreements were terminated in connection with the completion of our initial public offering on November 20, 2007.

In addition, we paid fees to Goldberg Lindsay, Peterson Capital and Creamer Investments for advisory services related to our acquisitions of Envirocare and Duratek. We paid Goldberg Lindsay fees of $5.0 million and $5.9 million for the year ended December 31, 2006 and the eleven months ended December 31, 2005, respectively, for these services. We paid Peterson Capital fees of $382,000 and $460,000 for the year ended December 31, 2006 and the eleven months ended December 31, 2005, respectively, for advisory services related to our acquisition of Duratek. We paid Creamer Investments fees of $38,000 for the eleven months ended December 31, 2005 for these services. No fees were paid to Creamer Investments for the year ended December 31, 2006 for advisory services related to our acquisitions.

Registration Rights Agreement

We have entered into a registration rights agreement with ENV Holdings LLC pursuant to which we have agreed to register the shares of our common stock held by ENV Holdings LLC under the Securities Act of 1933 for resale at any time and from time to time by ENV Holdings LLC. The registration rights agreement provides ENV Holdings LLC with (1) demand registration rights, (2) piggy-back registration rights and (3) shelf demand registration rights at any time when we become eligible to use a registration statement on Form S-3.

In the registration rights agreement, we have agreed to pay expenses in connection with such registration and resale (excluding underwriters' discounts and commissions) and indemnify ENV Holdings LLC for material misstatements or omissions in the registration statement.

Transactions with Others

R Steve Creamer's son, Ryan Creamer, is employed by us as Vice President of Capital Projects, Logistics and Transportation. Ryan Creamer received aggregate compensation, including Equity Awards and performance-based compensation bonus, of $186,125.89 in the year ended December 31, 2007.

We have an agreement with Pat Creamer, R Steve Creamer's brother, for insurance brokerage services and 401(k) administrative services. Pat Creamer indirectly received $384,629.07 in commissions from EnergySolutions in the year ended December 31, 2007.

Procedures for Approval of Related Party Transactions

Our Audit Committee reviews and approves or ratifies all relationships and related party transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

In the course of its review and approval or ratification of a related party transaction, the Audit Committee will consider the nature of the related person's interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of transaction; the importance of the transaction to the related person; the importance of the transaction to us; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review is not permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Audit Committee Report

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the consolidated financial statements and for the public reporting process. Ernst & Young LLP, the Company's independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements with U.S. generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited consolidated financial statements for the year ended December 31, 2007. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with Ernst & Young that firm's independence with respect to the Company. The Audit Committee has concluded that Ernst & Young's provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young's independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements for the year ended December 31, 2007 be included in the Company's Annual Report on Form 10-K for 2007. This report is provided by the following directors, who comprise the committee:

David B. Winder (Committee Chair)
E. Gail de Planque
J.I. "Chip" Everest

Pre-Approval of Audit and Non-Audit Services

Our Audit Committee was formed on November 20, 2007, the date of the completion of our initial public offering. Since that time the Audit Committee has pre-approved all audit and non-audit services provided by Ernst & Young LLP. In accordance with the Audit Committee's pre-approval policy, the Audit Committee pre-approves all permissible non-audit services and all audit, review or attest engagements.

The following table presents fees billed for professional audit services and other services rendered to EnergySolutions by Ernst & Young LLP for the years ended December 31, 2007 and 2006 (in thousands of dollars).

	2007	2006
Audit fees (1)	$4,256	$2,288
Audit-related fees (2)	923	181
Tax fees (3)	3,069	573
All other fees (4)	7	238

Total	$8,255	$3,280

    (1) Audit fees include audits of consolidated financial statements, statutory audits, quarterly reviews, reviews of registration statement filings, comfort letters and consents related to SEC filings
    (2) Audit-related fees include services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under "audit fees." These services include due diligence related to mergers and acquisitions, audits in connection with acquisitions and accounting consultations.
    (3) Tax fees include professional services related to preparation of U.S. and international tax filings and tax planning and advice.
    (4) All other fees include other services that do not meet the above category descriptions. These services include certain permitted advisory services related to our government contracts.

Our Audit Committee has adopted restrictions on our hiring of any Ernst & Young partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the Company's financial statements. The Committee also requires key Ernst & Young partners assigned to our audit to be rotated at least every five years.

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2008, which will include an audit of the consolidated financial statements and of the effectiveness of the Company's internal control over financial reporting. Ernst & Young has audited the Company's financial statements since fiscal year 2004. For purposes of determining whether to select Ernst & Young as the independent auditor to perform the audit of our consolidated financial statements and our internal control over financial reporting for 2008, the Audit Committee conducted a thorough review of Ernst & Young's performance. The committee considered:

  •
  Ernst & Young's performance on the 2007 audit, including the quality of the engagement team and the firm's experience, client service, responsiveness and technical expertise;

  •
  Ernst & Young's leadership, management structure, client and employee retention and compliance and ethics programs;

  •
  Ernst & Young's record against comparable accounting firms in various matters, such as regulatory, litigation and accounting matters;

  •
  the PCAOB report of selected Ernst & Young audits for the 2006 year;

  •
  the firm's financial strength and performance; and

  •
  the appropriateness of fees charged.

Ernst & Young representatives are expected to attend the 2008 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Our Board of Directors recommends a vote FOR the following proposal:

RESOLVED: that the selection by the Audit Committee of the Board of Directors of the firm of Ernst & Young LLP as the Company's independent registered accounting firm for the year 2008 is hereby ratified.

Proposal to Approve Executive Bonus Plan

Introduction

United States tax laws generally do not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of their five most highly paid executive officers unless such payments are "performance-based" as defined in the tax laws. One of the requirements for compensation to be performance-based under those laws is that the Company must obtain stockholder approval every five years of the material terms of performance goals for such compensation. In accordance with Internal Revenue Service rules, the material terms that the stockholders approve constitute the framework for the Compensation Committee to establish programs and awards under which compensation provided by the Company can qualify as "performance-based" compensation for purposes of the tax laws. Under the tax rules, the Compensation Committee must be comprised solely of two or more outside directors.

In 2007, prior to the Company's initial public offering, the Company's sole stockholder approved the 2007 Plan, under which Equity Awards may be granted to executives and other employees of the Company. At the 2008 Annual Meeting, the Board is requesting approval of the Executive Bonus Plan to enable the Company to have a stockholder-approved arrangement under which it may receive tax deductions until the 2013 Annual Meeting. The performance goals pertain to two specified forms of compensation that may be awarded to the senior officers of the Company during the next five years: (1) annual bonuses paid under the Executive Bonus Plan; and (2) equity awards in the form of restricted shares, Restricted Stock Units (RSUs) or stock options granted under the 2007 Plan.

Material Terms of the Performance Goals

As defined in the tax rules, stockholders must approve each of the material terms of a bonus plan if the Company is to obtain tax deductions for the specified forms of performance-based compensation for executives whose total annual compensation exceeds $1 million, including (1) the employees eligible to receive compensation, (2) the performance goals, (3) the description of the business measurements on which the performance goals are based and (4) the formula used to calculate the maximum amount of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed below.

Group of Employees Covered

The group of employees whose compensation would be subject to the performance goals would include the Company's senior officers, including the executive officers required to file reports under Section 16 of the Securities Exchange Act of 1934. Although the tax laws only limit deductibility for compensation paid to the five most highly paid executive officers, we may apply the performance goals to all senior officers in the event that any of them becomes one of the five most highly compensated during the time that they hold an award covered by this proposal.

Performance Goals

The Company's Compensation Committee sets the performance goals against which awards under the Executive Bonus Plan are measured. Performance goals under the Executive Bonus Plan will typically have (1) a threshold achievement level which, if not met, would result in no awards being made under the Executive Bonus Plan; (2) a target achievement level which, if met, would result in the employees covered under the Executive Bonus Plan receiving 100% of their target performance award; and (3) an achievement level greater than the target level which, if met, would result in an award not to exceed the maximum performance award established by the Compensation Committee for the relevant measurement period. Performance goals are typically set annually, but the Compensation Committee has the discretion to set multiple-year performance goals.

Business Measurements in the Performance Goals

Annual bonuses under the Executive Bonus Plan may not be the same for every eligible employee and may be based on any of the following business criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations, acquisition expenses and restructuring expenses, as the Compensation Committee may determine: sales or revenue, earnings per share, EBITDA, adjusted EBITDA, measurable achievement in quality, operation and compliance initiatives, objectively determinable measure of non-financial operating and management performance objectives, net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Committee), sales or revenue, operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders' equity, return on assets, return on capital, stockholder returns, dividends and/or other distributions, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, measurable achievement in quality and compliance initiatives, working capital, debt, debt reduction, price per share of stock, market share, completion of acquisitions, business expansion, product diversification and new or expanded market penetration. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; impairment of tangible or intangible assets; litigation or claim judgments or settlements; non-operating items; acquisition expenses; and effects of assets sales or divestitures. Any such business criterion or combination of such criteria may apply to each covered employee's bonus opportunity in its entirety or to any designed portion or portions of the bonus opportunity, as the Committee may specify.

Per-person Maximum Amounts

The maximum amount payable to any executive officer under the Executive Bonus Plan may not exceed $10,000,000 annually.

The Compensation Committee establishes business measurements and maximum amounts that it considers appropriate in light of foreseeable contingencies and future business conditions. If approved by the stockholders, this proposal would not limit the Company's right to award or pay other or additional forms of compensation (including, but not limited to, salary, or other equity awards under the 2007 Plan) to the Company's senior officers. These other forms of compensation may be paid regardless of whether or not the performance goals for annual bonuses or Equity Awards in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible, but will be designed so as not to affect the deductibility of arrangements intended to qualify as performance-based compensation under the tax laws.

Material Terms of Awards and Plan

The material features of the Executive Bonus Plan included above under Proposal to Approve Executive Bonus Plan are qualified by reference to the complete plan included in Appendix A hereto.

Our Board of Directors recommends a vote FOR the proposal to approve the Executive Bonus Plan.

RESOLVED: that the Executive Bonus Plan is hereby approved and adopted.

Additional Information

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

To be considered for inclusion in next year's proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on January 23, 2009. Proposals should be addressed to Val John Christensen, Secretary, EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101.

Advance Notice Procedures

Under the Company's By-laws, no business may be brought before an annual meeting by a shareholder unless written notice is delivered to the Company's Secretary (containing certain information specified in the Amended and Restated Bylaws about the shareholder and the proposed action) not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting—that is, with respect to the 2009 Annual Meeting, between March 25, 2009 and April 24, 2009. However, in the event that the 2009 Annual Meeting is to be held on a date that is more than 30 days before or more than 60 days after June 23, 2009 (the first anniversary of the 2008 Annual Meeting), then such notice must be received not earlier than the 90th day and not later than the 60th day prior to the date of the 2009 annual meeting or the 10th day following the day on which public announcement of the date of the 2009 annual meeting is first made by the Company. These requirements are separate from the Securities and Exchange Commission's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement. Any notices should be sent to: Val John Christensen, Secretary, EnergySolutions, Inc., 423 West 300 South, Suite 200, Salt Lake City, Utah 84101. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Voting Securities

Stockholders of record at the close of business on May 9, 2008, will be eligible to vote at the meeting. Our voting securities consist of our $0.01 par value common stock, of which 88,303,500 shares were outstanding on March 31, 2008. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of stockholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual stockholder voting records is limited to the independent inspectors of election and certain employees of EnergySolutions and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

Vote Required for Election and Approval

The 10 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the favorable vote of a majority of votes cast on the applicable matter at the meeting in person or by proxy. Under Delaware law, abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect on the outcome of matters to be voted on at the meeting, other than with respect to the proposed amendment to the certificate of incorporation. Abstentions and broker non-votes, if any, will have the same effect as votes "against" the proposed amendment to the certificate of incorporation.

Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named earlier in this proxy statement; (2) for ratification of the selection of the independent auditor; and (3) for the approval of the Executive Bonus Plan. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

Solicitation of Proxies

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the annual report for 2007 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Broadridge has been retained to assist in soliciting proxies and tabulating votes at a fee of approximately $12,000, plus distribution costs and other costs and expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires EnergySolutions' directors and officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, EnergySolutions assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

To our knowledge, all filings required to be made by reporting persons during 2007 were timely made in accordance with the requirements of the Securities Exchange Act of 1934.

Stockholders of Record Requesting Copies of 2007 Annual Report

Stockholders who hold their shares directly with us and who previously have elected not to receive an annual report for a specific account may request that we promptly mail our 2007 annual report to that account by writing to EnergySolutions Investor Relations, 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, or calling (801-649-2000.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of EnergySolutions stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2007 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2007 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to EnergySolutions Investor Relations, 423 West 300 South, Suite 200, Salt Lake City, Utah 84101, or calling (801) 649-2000. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2007 annual report may be viewed online under the Investor Relations tab, SEC Filings, at www.energysolutions.com. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your EnergySolutions stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Appendix A

Executive Bonus Plan

1.    PURPOSE

                EnergySolutions, Inc. (the "Company") hereby establishes this Executive Bonus Plan (the "Plan") to motivate and reward executive officers of the Company by providing for incentive cash bonuses if pre-established performance goals are achieved. The Plan is also intended to qualify as a performance-based compensation plan under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

2.    ADMINISTRATION

                The Plan shall be administered by a committee (the "Committee") comprised exclusively of members of the Board of Directors (the "Board") who are "outside directors" within the meaning of Code Section 162(m) and Treasury Regulation 1.162-27(c)(4). The Committee shall have the authority, subject to the provisions herein, (a) to select employees to participate in the Plan; (b) to establish and administer the performance goals and the bonus opportunities applicable to each participant and certify whether the goals have been attained; (c) to construe and interpret the Plan and any agreement or instrument entered into under or in connection with the Plan; and (e) to make all other determinations that may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

3.    ELIGIBILITY

                Participation in the Plan will be limited to each employee of the Company that the Committee determines, in its discretion, is or may be a "covered employee" within the meaning of Code Section 162(m)(4) and Treasury Regulation 1.162-27(c)(2). The Committee, in its discretion, shall designate in writing each of those employees of the Company who shall be eligible to participate in the Plan (each, a "Covered Employee") for any fiscal year or other accounting period selected by the Committee no later than the applicable deadline (the "Determination Date") for the establishment of performance goals permitting the compensation payable to each such Covered Employee for such year hereunder to qualify as "qualified performance-based compensation" under Treasury Regulation 1.162-27(e). The Committee's designation of an employee's eligibility to participate in the Plan shall be conclusive for the period to which the designation applies whether or not such employee is deemed a "covered employee" (within the meaning of Code Section 162(m)) at the end of such period. Designation as a Covered Employee for any period shall not entitle an employee to participate in the Plan for any other period.

4.    PERFORMANCE GOALS

                A Covered Employee's bonus shall be determined based on the attainment of written performance goals established by the Committee as of the beginning of each of the Company's fiscal years or other accounting periods selected by the Committee ("Performance Period") (i) while the outcome for the Performance Period is substantially uncertain and (ii) no more than ninety (90) days after the commencement of the Performance Period to which the performance goal relates or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period. The performance goals established by the Committee need not be the same for all Covered Employees. Such performance goals shall be based on any of the following business criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations, acquisition expenses and restructuring expenses, as the Committee may determine: sales or revenue, earnings per share, measurable achievement in quality, operation and compliance initiatives, objectively determinable measure of non-financial operating and management performance objectives, net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Committee), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders' equity, return on assets, return on capital, stockholder returns, dividends and/or other distributions, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, measurable achievement in quality and compliance initiatives, working capital, debt, debt reduction, earnings per share, price per share of stock, market share, completion of acquisitions, business expansion, product diversification and new or expanded market penetration. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; impairment of tangible or intangible assets; litigation or claim judgments or settlements; non-operating items; acquisition expenses; and effects of assets sales or divestitures. Any such business criterion or combination of such criteria may apply to the Covered Employee's bonus opportunity in its entirety or to any designed portion or portions of the bonus opportunity, as the Committee may specify.

5.    BONUS OPPORTUNITY

                No later than the Determination Date for each year, the Committee shall establish, in writing, the method for computing the amount of compensation that will be payable under the Plan to each Covered Employee in the Plan if the performance goals established by the Committee for such year are attained in whole or in part. Such method shall be stated in terms of an objective formula that precludes discretion to increase the amount of the bonus that would otherwise be payable upon attainment of the performance goals and may be different for each Covered Employee. Notwithstanding anything to the contrary contained herein, the Committee may, however, exercise negative discretion (within the meaning of Treasury Regulation 1.162-27(e)(2)(iii)(A)) with respect to any bonus payable hereunder to reduce any amount that would otherwise be payable hereunder.

6.    MAXIMUM BONUS

                The maximum amount of compensation that may be paid under the Plan to any Covered Employee for any year shall not exceed $10,000,000.00.

7.    CERTIFICATION OF PERFORMANCE GOALS; PAYMENT OF BONUS

                As soon as practicable after the close of the Performance Period and prior to the payment of any bonus, the Committee shall review the Company's performance and certify in writing the extent to which the applicable performance goals have been achieved. Each bonus to the extent earned shall be paid in a single lump sum cash payment, less applicable withholding taxes, as soon as practicable following the Committee's certification described in the preceding sentence. Payments under this Plan are intended to qualify as short-term deferrals under Code Section 409A and shall be made no later than the date two and one-half (2 1/2) months following the close of the fiscal year in which such bonus was earned; provided, however, that any payment that is delayed due to an unforeseeable event, as described in Treasury Regulation 1.409A-1(b)(4)(ii), shall be paid as soon as practicable. Except as otherwise determined by the Committee, in its sole discretion, a Covered Employee shall not be entitled to payment of a bonus otherwise earned under the Plan if such Covered Employee is not employed by the Company on the payment date for such bonus.

8.    FUNDING

                The Plan shall be unfunded. The Company shall not be required to segregate any assets to ensure payment of any bonus under the Plan.

9.    AMENDMENT OR TERMINATION

                The Company may amend or terminate the Plan at any time or from time to time; provided, however, that no amendment shall cause any performance-based bonus payable under the Plan not to qualify under Code Section 162(m).

10. STOCKHOLDER APPROVAL

                Payment of any bonus under this Plan shall be contingent upon the affirmative vote of the stockholders of at least a majority of the votes cast (including abstentions to the extent counted under applicable state law) approving the Plan. Unless and until such stockholder approval is obtained, no bonus shall be paid pursuant to this Plan. To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to stockholders for their reapproval with respect to bonuses payable for the taxable years of the Company commencing on and after the 5th anniversary of initial stockholder approval.

11. EFFECTIVE DATE

                The Plan shall be effective on the date that it is adopted by the Board, contingent on approval of the Plan by the Company's stockholders as set forth in Section 10 above.

12. INTERPRETATION AND CONSTRUCTION

                Any provision of this Plan to the contrary notwithstanding, (a) bonuses under this Plan are intended to qualify as "qualified performance-based compensation" under Treasury Regulation 1.162-27(e) and (b) any provision of the Plan that would prevent any bonus under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any Covered Employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Covered Employee's employment, which shall remain "employment at will" unless an employment agreement between the Company and the Covered Employee provides otherwise. All references in the Plan to sections of the Internal Revenue Code or to Treasury Regulations shall be interpreted to include any amendment or successor provisions thereto.

13. GOVERNING LAW

                The terms of this Plan shall be governed by the laws of the laws of Delaware without giving effect to the conflict of law principles thereof.

423 WEST 300 SOUTH SUITE 200 SALT LAKE CITY, UT 84101	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by EnergySolutions, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

 VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

 VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EnergySolutions, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ENRGS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENERGYSOLUTIONS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Vote on Directors					☐	☐	☐
1.	ELECTION OF DIRECTORS
	Nominees:

	01)	R Steve Creamer	06)	Andrew S. Weinberg
	02)	Alan E. Goldberg	07)	Jordon W. Clements
	03)	Robert D. Lindsay	08)	E. Gail de Planque
	04)	Lance L. Hirt	09)	David B. Winder
	05)	Robert J.S. Roriston	10)	J.I. "Chip" Everest, II

Vote on Proposals								For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young, LLP as the Company's independent registered public accounting firm for the 2008 fiscal year.							☐	☐	☐
3.	Proposal to approve and adopt the EnergySolutions, Inc. Executive Bonus Plan.							☐	☐	☐
4.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.
For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.					☐ Yes	☐ No	Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

June 23, 2008

The stockholder(s) hereby appoint(s) R Steve Creamer and Philip O. Strawbridge, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EnergySolutions, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 pm Eastern Time, on June 23, 2008, at The Louis Room, New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE